Exhibit 99.1

News Release: For Release July 11, 2003 10:00 A.M.

FNB Bancshares, Inc. Announces Record Earnings

Contact: V. Stephen Moss, President & Chief Executive Officer or Kimberly D. Barrs, Senior Vice President & Chief Financial Officer (864) 488- 2265

Gaffney, S.C. July 11, 2003 - Today FNB Bancshares, Inc. (OTC Bulletin Board: FNBC), the holding company for First National Bank of the Carolinas, reported record earnings for the second quarter of 2003.

Net income for the second quarter 2003 increased $25,321, or 18%, to $165,955, or $0.24 per diluted share, from $140,634, or $0.20 per diluted share, for the second quarter 2002. Return on average assets was 0.89% for the second quarter 2003 compared to 1.00% for the second quarter 2002. Return on average equity was 8.94% for the second quarter 2003 compared to 8.44% for the second quarter 2002.

Net income for the six months ended June 30, 2003 was $312,763, or $0.45 per diluted share, compared to $230,564, or $0.34 per diluted share, for the six months ended June 30, 2002. Return on average assets was .82% for the six months ended June 30, 2003 compared to 0.84% for the six months ended June 30, 2002. Return on average equity was 8.52% for the six months ended June 30, 2003 compared to 6.91% for the six months ended June 30, 2002.

As of June 30, 2003, total assets of FNB Bancshares, Inc. were $74.4 million, compared to $70.2 million as of December 31, 2002 and $57.3 million as of June 30, 2002. Deposits were $62.0 million as of June 30, 2003, compared to $57.9 million as of December 31, 2002 and $46.8 million as of June 30, 2002. As of June 30, 2003, loans receivable were $52.8 million, compared to $51.2 million as of December 31, 2002 and $46.2 million as of June 30, 2002.

Steve Moss, president and chief executive officer commented, “We take great pride in our company’s financial results despite the combined impact of a weak economy and low interest-rate environment. Our second quarter and half-year record earnings validate the strategic decisions we’ve made in the past few years. We attribute our continued success to our talented employees’ enthusiastic dedication to building First National Bank of the Carolinas as Cherokee County’s most customer responsive community bank.”

FNB Bancshares, Inc. has assets of $74.4 million and is the holding company for First National Bank of the Carolinas, a local community bank based in Cherokee County, South Carolina. First National Bank operates three banking offices, two located in Gaffney, South Carolina and one located in Blacksburg, South Carolina.

Statements in this press release may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions such as a downturn in the economy, competitive risks, and other factors set forth from time to time in our filings with the Securities and Exchange Commission. When used in this release, words such as “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are intended to identify forward-looking statements.

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